Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-72508, 333-95765, 333-37641, and 033-85766 of Micro Component Technology, Inc. (the Company) on Form S-8 of our report dated February 17, 2003 (March 26, 2003 as to Note 12), which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in this Annual Report on Form 10-K of Micro Component Technology, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 27, 2003